UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ERESEARCHTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1818 Market Street Philadelphia, PA 19103 (215) 972-0420	22-3264604
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

eResearchTechnology, Inc. 2003 Stock Option Plan

(Full Title of the Plan)

Keith D. Schneck

Executive Vice President and

Chief Financial Officer

eResearchTechnology, Inc.

1818 Market Street

Philadelphia, PA 19103

(Name and Address of agent for service)

(215) 972-0420

(Telephone Number, including Area Code, of agent for service)

Copy To:

Scott R. Haber, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 391-0600

DEREGISTRATION OF COMMON STOCK

On July 23, 2003, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-107272 (the “Registration Statement”), for the sale of 1,700,000 shares of the common stock (the “Common Stock”), par value $0.01 per share, of the Registrant under the eResearchTechnology, Inc. 2003 Stock Option Plan (the “Plan”).

On July 3, 2012, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 9, 2012, by and among the Registrant, Explorer Holdings, Inc. and Explorer Acquisition Corp., a wholly-owned subsidiary of Explorer Holdings, Inc., Explorer Acquisition Corp. merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Explorer Holdings, Inc. (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, State of Pennsylvania, on the 3rd day of July, 2012.

ERESEARCHTECHNOLOGY, INC.

By:	/s/ Jeffrey S. Litwin, MD
Name: Jeffrey S. Litwin, MD
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey S. Litwin, MD	President and Chief Executive Officer (Principal Executive Officer)	July 3, 2012
Jeffrey S. Litwin, MD

/s/ Keith D. Schneck	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	July 3, 2012
Keith D. Schneck

/s/ Robert J. Weltman	Director	July 3, 2012
Robert J. Weltman